Exhibit 99.1

1600 West Merit Parkway South Jordan, UT 84095
Telephone: 801-253-1600 Fax: 801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	December 20, 2012

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL COMPLETES ACQUISITION OF THOMAS MEDICAL PRODUCTS, A UNIT OF GE HEALTHCARE

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (“Merit”) (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has completed the acquisition of Thomas Medical Products, Inc. (“Thomas Medical”) from GE Healthcare in an all-cash transaction valued at approximately $167 million, subject to customary post-closing adjustments.
“The acquisition of Thomas Medical Products adds significant technology and sales base to our cardiology business,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “Additionally, Thomas Medical adds substantial breadth to our existing OEM business which is approaching $100 million in annual revenues.”
Thomas Medical will now operate as Merit Medical Systems, Inc., Malvern Division.
Merit financed the full amount of the purchase price through the expansion of Merit's existing credit facility to $275 million, which Wells Fargo Bank provided in a single bank transaction. Merit expects the acquisition to be immediately accretive to its net earnings on a non-GAAP basis, adjusted for transaction costs, one-time purchase accounting directives and amortization of intangibles.
In connection with the transaction, Piper Jaffray & Co. served as financial advisor to Merit and rendered a fairness opinion to Merit's board of directors.  Raymond James Financial, Inc. also rendered a fairness opinion to Merit's board of directors.  Parr Brown Gee & Loveless served as the legal advisor to

Merit.  Moelis & Company LLC served as financial advisor and Paul Hastings LLP served as legal advisor to GE Healthcare.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 165 individuals. Merit employs approximately 2,800 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; Rockland, Massachusetts and Malvern, Pennsylvania.

This press release contains forward-looking statements regarding, among other things, Merit's acquisition of Thomas Medical and Merit's financial position, results of operations, product development and business strategy, as well as estimates of Merit's future operating and financial performance and earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “will,” “may,” “intend” or similar expressions are forward-looking statements. Because these statements reflect Merit's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Readers should note that many factors could affect the proposed acquisition, as well as future financial results, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the risk that Merit will not be successful in its efforts to integrate the operations of Thomas Medical with its existing operations; the risk that Merit may not achieve the financial and operating results it currently believes Thomas Medical will generate in the future; the risk that Merit will be unsuccessful in its efforts to develop, commercialize and market new products acquired through the Thomas Medical acquisition (or products developed through the use of intellectual property acquired through the transaction); and the risk that Merit will be unable to obtain the regulatory approvals necessary to pursue its intended business strategy. Other factors that may affect Merit's future financial results and could cause actual results to vary materially from those expressed in this release include product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2011 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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